&F


SELECTED FINANCIAL DATA
LOWE'S COMPANIES, INC. AND SUBSIDIARY COMPANIES


(Dollars in Thousands, Except Per Share Data)

Fiscal Years End on January 31 of
    Following Year (Unaudite      1993       1992       1991       1990       1989
Selected Income Statement Data:
    Net Sales               $4,538,001 $3,846,418 $3,056,247 $2,833,108 $2,650,547
    Net Earnings               131,786     84,720      6,487     71,087     74,912
    Earnings Per Common Share:
    Net Earnings                 $0.89      $0.58      $0.04      $0.48      $0.50

Selected Balance Sheet Data:
    Total Assets            $2,201,648 $1,608,877 $1,441,228 $1,203,052 $1,147,394
    Long-Term Debt, Including
    Current Maturities        $641,880   $335,283   $131,350   $169,441   $178,554

Selected Quarterly Data (Unaudited) *
Three Months Ended          Janurary 31October 31    July 31   April 30

Fiscal 1993
    Net Sales               $1,145,828 $1,158,370 $1,241,691   $992,112
    Gross Margin               279,017    275,620    292,480    234,167
    Net Earnings                25,733     31,645     44,960     29,448
    Earnings Per Share           $0.17      $0.21      $0.31      $0.20

Fiscal 1992
    Net Sales                 $910,298   $991,192 $1,061,645   $883,283
    Gross Margin               209,337    231,372    246,741    213,215
    Net Earnings                12,323     18,900     29,718     23,779
    Earnings Per Share           $0.08      $0.13      $0.20      $0.16

Fiscal 1991
    Net Sales                 $709,613   $790,274   $863,009   $693,351


                                                                      Page 52
                                                                         &F


    Gross Margin               170,539    188,485    208,816    167,418
    Net Earnings (Loss)        (43,265)    12,992     25,284     11,476
    Earnings (Loss) Per Shar    ($0.30)     $0.09      $0.17      $0.08
